SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report January 31, 2006
(Date of Earliest event reported)

First Northern Community Bancorp
(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

000-30707
(Commission File No.)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California95620	95620
(Address of principal executive offices)(Zip Code)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATION AND FINANCIAL CONDITION

On January 31, 2006, First Northern Community Bancorp issued a press release concerning financial results for the 4th quarter of 2005 and 6% Stock Dividend Declaration, a copy of which is included as ITEM 9.01 (c) Exhibit 99.1 and incorporated herein by reference in both ITEM 2.02 and ITEM 7.01. The Company does not intend for this exhibit to be incorporated by reference into future filings under the Securities Exchange Act of 1934.

ITEM 7.01 REGULATION FD DISCLOSURE

On January 31, 2006, First Northern Community Bancorp issued a press release concerning financial results for the 4th quarter of 2005 and 6% Stock Dividend Declaration, a copy of which is included as ITEM 9.01 (c) Exhibit 99.1 and incorporated herein by reference in both ITEM 2.02 and ITEM 7.01 in accordance with SEC Release No. 33-8216.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibit

99.1 Earnings Press Release and 6% Stock Dividend Declaration, dated January 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2006		First Northern Community Bancorp
(Registrant)

	By:	/s/ Louise A. Walker
Louise A. Walker
Senior Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Document

99.1	Earnings Press Release and 6% Stock Dividend Declaration, dated January 31, 2006

Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum January 31, 2006
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707)	678-3041

First Northern Community Bancorp - 4th Quarter Earnings Report
Board Declares 6% Stock Dividend

Dixon, California; First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the fourth quarter of 2005. Net income for the quarter ended December 31, 2005 was $2.26 million, up 14.72% from the $1.97 million earned in the same period in 2004. Diluted earnings per share for the quarter of $0.27 was up 17.39%, compared to the $0.23 per diluted share earned a year ago.

Year-to-date net income as of December 31, 2005 was $8.69 million, up 29.51% from the $6.71 million earned in the same fiscal period last year. Diluted earnings per share for the twelve months ended December 31, 2005 of $1.04 was up 35.06% from the $0.77 reported last year. Annualized Return on Average Assets for the period ended December 31, 2005 was 1.35%, compared to 1.14% for the same period in 2004. Annualized Return on Beginning Core Equity was 17.06%, compared to 14.87% one year ago.

Total assets at December 31, 2005 were $660.6 million, an increase of $31.9 million, or 5.1% over year-end 2004. Total deposits of $581.8 million increased $24.6 million or 4.4% compared to December 31, 2004 figures. During that same period, total net loans increased $28.5 million, or 6.6%, to $460.5 million.

At their regular meeting on January 26, 2006, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 31, 2006 to shareholders of record as of February 28, 2006. All income per share amounts have been adjusted to give retroactive effect to the stock dividend and a 2 for 1 stock split effective May 10, 2005. This dividend represents the 41st consecutive year the Company has paid a stock dividend.

Owen “John” Onsum, President and CEO stated, “The more normalized interest rate environment has certainly had a positive effect on our margins. Another contributing factor to our success in 2005, was the implementation of a new line of checking account products for both business and retail clients. The response to our new products has been remarkable; new account activity has more than tripled. And, we were very pleased to see our stock was listed in the East Bay Business Times’ 2005 Top 25 List for Best Performing Stocks in the East Bay region.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN”. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

XXX